Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES QUARTERLY DIVIDEND

July 15, 2015

Contact: Kathleen J. Chappell, Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (July 15, 2015) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, declared a regular cash dividend on July 15, 2015, of $0.20 per common share payable August 12, 2015 to shareholders of record on July 30, 2015.

The Bank of Clarke County offers a broad range of commercial banking, retail banking and trust and investment services through 12 bank branches located throughout Clarke and Frederick Counties, as well as the City of Winchester and the Towns of Ashburn, Round Hill and Purcellville, VA. The Company’s common stock trades on the OTC Markets Group’s OTCQX Market under the symbol EFSI.